Exhibit 99.1

GREYSTONE LOGISTICS, INC. REPORTS RESULTS OF OPERATIONS FOR THE YEAR ENDED MAY 31, 2021

GREYSTONE LOGISTICS, INC.

Tulsa, OK—08/31/2021—(OTCQB:GLGI). Tulsa-based Greystone Logistics, Inc. reports earnings for the fiscal year ended May 31, 2021.

Greystone recorded net income available to common stockholders (net income less preferred dividends and income from non-controlling interests) for fiscal year 2021 of $3,030,165, or $0.11 per share, compared to $4,301,585, or $0.15 per share, in fiscal year 2020. EBITDA for fiscal year 2021 was $12,080,272 compared to $12,152,793 in 2020. Greystone’s net income was $3,625,526 in fiscal year 2021 compared to $4,962,570 in fiscal year 2020 noting that net income in fiscal year 2020 included the effect of a decrease in the valuation allowance for net operating losses of approximately $1.4 million.

Sales for the fiscal year ended May 31, 2021 were $64,925,059 compared to $76,204,608 in the prior year. The decrease of $11,279,549 in sales from the prior year was primarily due to lowered pricing resulting from a customer delivering a portion of their own raw materials used in the manufacturing process of certain pallets.

“I am overwhelmed by the strength of our year despite the debilitating effects from COVID-19, labor shortages and increases in the price of plastic.,” stated CEO Warren Kruger. Kruger continued, “Operational issues with new equipment occurred during the year but our maintenance personnel addressed the issues immediately to minimize downtime and recurrences from suppliers. Our employees worked overtime to keep the machines operating and navigate through this turbulent period. They deserve the credit for our accomplishments.”

“During fiscal year 2021, Greystone reduced its debt and financing leases by approximately $5,865,000. In June 2021, Greystone’s loan under the Coronavirus Aid, Relief and Economic Security Act in the amount of $3,034,000 was forgiven resulting in a like increase in the company’s equity. As a result, we believe that Greystone is well-positioned to provide capital for future growth.”

“The impact of COVID-19 continues to create much uncertainty in the workplace and prices for plastic. We anticipate that the first quarter of fiscal year 2022 will see the impact of these operational issues. However, the demand for our pallets has never been greater, and I am confident that the remaining portion of fiscal year 2022 will show positive results for Greystone and our shareholders.”

Greystone Logistics is a “Green” manufacturing company that reprocesses recycled plastic and designs, manufactures, sells high quality 100% recycled plastic pallets that provide logistical solutions needed by a wide range of industries such as the food and beverage, automotive, chemical, pharmaceutical and consumer products. The Company’s technology, including a proprietary blend of recycled plastic resins used in the injection molding equipment and patented pallet designs, allows production of high-quality pallets more rapidly and at lower costs than many processes. The recycled plastic for Greystone’s pallets helps control material costs while reducing environmental waste and provides cost advantages over users of virgin resin.

This press release includes certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including the potential sales of pallets or other possible business developments, are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, including the ability of the Company to continue as a going concern. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to the Company and its products, see Greystone Logistics’ Form 10-K for the fiscal year ended May 31, 2021.

Non-GAAP Financial Measure

This press release contains disclosure of EBITDA, which is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of net income, the most comparable GAAP financial measure, to EBITDA as well as additional information concerning EBITDA, are included at the end of this release.

Greystone Logistics, Inc.

Reconciliation of Consolidated Net Income to EBITDA

For the Years Ended May 31, 2021 and 2020

	2021	2020
Net Income	$3,625,526	$4,962,570
Income Taxes	1,480,590	209,000
Depreciation and Amortization	5,796,357	5,275,872
Interest Expense	1,177,799	1,705,351
EBITDA (A)	$12,080,272	$12,152,793

(A)	EBITDA represents income before income taxes plus interest, depreciation and amortization. The EBITDA presented above, while considered the most common definition used by investors and financial analysts, may not be comparable to similarly titled measures reported by other companies. Greystone believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.

Contact:

Warren F. Kruger

President/CEO

Corporate Office

1613 East 15th Street

Tulsa, Oklahoma 74120

(918) 583-7441

(918) 583-7442 (FAX)

http://www.greystonelogistics.com